                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

              AGREEMENT, made this 6th day of September, 1996, by and between YELLOW FREIGHT SYSTEM, INC., an Indiana corporation ("Yellow"), and WILLIAM D. ZOLLARS (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Board of Directors of Yellow has approved the employment of the Executive on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Executive is willing, for the consideration provided, to enter into employment with Yellow on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1. Employment. Yellow hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

         2. Term. The term of this Agreement shall be for two (2) years from the date hereof (the "Effective Date"), with said term renewing daily, and


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
                                      -2-


ending on the date of termination of the Executive's employment determined pursuant to Section 5, 6 or 7, whichever shall be applicable.

     3. Position and Duties. The Executive shall serve as President of Yellow effective as of the Effective Date, and shall have such responsibilities and authority as commensurate with such offices and as may from time to time be prescribed by or pursuant to Yellow's By-laws. The Executive shall devote substantially all of his working time and efforts to the business and affairs of Yellow. The Executive shall be a member of the Board of Directors of Yellow effective as of the Effective Date.

     4.   Compensation.

     During the period of the Executive's employment, Yellow shall provide the Executive with the following compensation and other benefits:

     (a)  Base Salary.   Yellow shall pay to the Executive base salary at the
initial rate of $300,000 per annum, which shall be payable in accordance with the standard payroll practices of Yellow. Such base salary rate shall be reviewed annually in accordance with Yellow's normal policies beginning in calendar year 1997; provided, however, that at no time during the term of this Agreement shall the Executive's base salary be decreased from the rate then in effect except (i) in connection with across-the-board reductions similarly affecting substantially


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
                                       -3-

all senior executives of Yellow or (ii) with the written consent of the Executive.

     (b) Signing Bonus. Yellow shall pay the Executive on the Effective Date a lump sum signing bonus of $200,000, minus normal deductions.

     (c) Annual Bonus. The Executive shall participate in a bonus program established and maintained by Yellow pursuant to which a threshold award for each fiscal year is 13.75% of the Executive's base salary; a target award is 55% of base salary; and a maximum award is 110% of base salary in respect of each fiscal year of Yellow commencing with 1997, provided that any payment under such award shall be conditioned upon satisfaction of the threshold. The criteria for establishment of the threshold and target and the parameters for payments at, above or below the target shall be determined annually by the Compensation Committee of the Board of Directors of Yellow. The Compensation Committee shall consult with the Executive prior to establishing the target. At least 80% of the criteria established by the Compensation Committee which would result in a payment of 55% of base salary to the Executive shall be based on specific measurements of financial performance of Yellow during the applicable fiscal year and the remaining percentage may be based on non-financial criteria.

     (d) Stock Options. Simultaneously with the execution of this Agreement, Yellow has granted to the Executive, effective as of the Effective Date, an option to purchase 200,000 shares of Common Stock of Yellow Corporation,


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


                                      -4-

Yellow's parent, with an option term of ten years and an option price per share equal to the closing price of a share of Common Stock of Yellow Corporation as reported on the NASDAQ National Market System on the Effective Date (if such stock traded on that date or, if not, on the next preceding date on which such stock traded); provided, however, that such option shall vest and become exercisable at the rate of (i) 25% on the first anniversary of the Effective Date; (ii) 25% on the second anniversary of the Effective Date; (iii) 25% on the third anniversary of the Effective Date; and (iv) 25% on the fourth anniversary of the Effective Date. with respect to succeeding years, the Compensation Committee of the Board of Directors of Yellow shall determine the number of stock options, if any, to be granted to the Executive and the terms and conditions of any such options.

     (e) Supplemental Retirement Benefits. Yellow shall provide Executive with supplemental retirement benefits in accordance with this subsection (e) and Appendix A pursuant to which the Executive shall receive from Yellow upon his termination of employment with Yellow (and subject to the vesting provision hereinafter set forth), the difference between (i) the monthly benefit that he would have received under Section 4.4 of the Yellow Freight Office, Clerical, Sales and Supervisory Personnel Pension Plan (the "Pension Plan") (calculated as a single life annuity payable commencing at his Normal Retirement Date as defined under the Pension Plan with an actuarial reduction if payment commences prior to his Normal Retirement Date) using 20 years of Credited Service as defined under the Pension Plan plus his actual Credited Service credited under the Pension Plan after five (5) years from the Effective Date, if any, and using Compensation as


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



                                      -5-


defined in Section 2.1(h)(2) of the Pension Plan but without any reduction under
Section 401 (a) (17) of the internal Revenue Code of 1986, as amended (the "Code") and (ii) the monthly benefit actually payable to the Executive under
Section 4.4 of the Pension Plan, calculated at the time the Executive commences payment of a Vested Pension under the Pension Plan, if any. The Executive shall vest in the supplemental retirement benefit described in this subsection (e) at the rate of 20% per year commencing on the first anniversary of the Effective Date (so that he would become 100% vested on the fifth anniversary of the Effective Date), provided, however, that the Executive shall forfeit any unvested portion in the event of the termination of his employment prior to becoming 100% vested. Notwithstanding the foregoing, the Executive shall immediately become 100% vested in the event of the termination of his employment under circumstances entitling the Executive to benefits pursuant to Section 8. The supplemental retirement benefit described in this subsection (e) and Appendix A shall be payable monthly commencing as of the last day of the month following the month of termination of the Executive's employment or, if Executive has not yet qualified for payment of a retirement benefit under the Pension Plan as of his date of termination, the supplemental retirement benefit shall be payable monthly commencing as of the earliest date of Executive's eligibility to retire under the Pension Plan subject to actuarial reduction for payments commencing prior to Executive's normal retirement date, and shall continue until the Executive's death. Upon the Executive's death, if at the time of his death he had already qualified for payment of a retirement benefit under the Pension Plan and if he is survived by and still married to the person who was his spouse on the Effective Date, the


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                                      -6-



monthly supplemental retirement benefit payable to the Executive during his life shall continue to said surviving spouse until her death. If at the time of his death, the Executive had not yet qualified for payment of a retirement benefit under the Pension Plan, if he is survived by and still married to the person who was his spouse on the effective date, said spouse shall qualify to receive the same monthly supplemental retirement benefit commencing on the last day of the month in which Executive would have reached his Normal Retirement Date. If the Executive at the time of his death is neither survived by or not married to the person who was his spouse on the Effective Date, no further supplemental retirement benefits shall be payable under this subsection (e) following his death. The Executive acknowledges that these supplemental retirement benefits are an element of the compensation to be paid for his services and not an unfunded plan of deferred compensation within the meaning of Section 201 of the Employee Retirement Income Security Act, as amended.

     (f) Other Benefits. In addition to the compensation and benefits otherwise specified in this Agreement, the Executive (and, if provided for under the applicable plan or program, his spouse) shall be entitled to participate in, and to receive benefits under, Yellow's employee benefit plans and programs that are or may be available to senior executives generally and on term and conditions that are no less favorable than those generally applicable to other senior executives of Yellow. At no time during the term of this Agreement shall the Executive's participation in or benefits received under such plans and programs be decreased except (i) in connection with across-the-board reductions similarly


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


                                       -7-

affecting substantially all senior executives of Yellow or (ii) with the written consent of the Executive. The Executive shall be treated as having satisfied any otherwise applicable waiting period requirement for coverage under Yellow's disability insurance plan, effective as of the Effective Date. For the three-month period beginning on the Effective Date (the normal waiting period under Yellow's health insurance program), Yellow shall reimburse the Executive for the cost of COBRA coverage from his prior employer for himself and his spouse. In addition, Yellow shall pay to the Executive an additional amount (the "Gross-Up Reimbursement Payment") such that the net amount retained by the Executive from the amount reimbursed pursuant to the preceding sentence of this subsection (f) (the "Medical Reimbursement") and the Gross-Up Reimbursement Payment, after reduction for any Federal, state and local income and employment tax on the Medical Reimbursement and the Gross-Up Reimbursement Payment, shall be equal to the Medical Reimbursement. For purposes of determining the Gross-Up Reimbursement Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Reimbursement Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of the Executive's residence or employment, net of the maximum deduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In addition, for purposes of determining the amount of the Gross-Up Reimbursement Payment, Yellow shall make a determination of the amount of any employment taxes required on the Gross-Up Reimbursement Payment.

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




     (g) Expenses. The Executive shall be entitled to prompt reimbursement of all reasonable expenses incurred by him in performing services hereunder, provided he properly accounts therefor in accordance with Yellow's policies.


     (h) Office and Services Furnished. Yellow shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

     5. Termination of Employment by Yellow.

     (a) Cause. Yellow may terminate the Executive's employment for Cause if the Executive willfully engages in conduct which is materially and demonstrably injurious to Yellow or if the Executive willfully engages in an act or acts of dishonesty resulting in material personal gain to the Executive at the expense of Yellow. Yellow shall exercise its right to terminate the Executive's employment for Cause by (i) giving him written notice of termination at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Cause; and (ii) delivering to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (except the Executive), after reasonable notice to the Executive and an opportunity for the Executive and his counsel to be heard before the Board of Directors, finding that the Executive has


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
                                      -9-


engaged in the conduct set forth in this subsection (a). In the event of such termination of the Executive's employment for Cause, the Executive shall be entitled to receive (i) his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned pursuant to this Agreement or any benefit plan or program of Yellow as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (ii) any amounts owing under Section 4(g). In addition, in the event of such termination of the Executive's employment for Cause, all outstanding options held by the Executive at the effective date of such termination which had not already been exercised shall be forfeited. Except as provided in Section 9, the Executive shall receive no other compensation or benefits from Yellow.

     (b)  Disability.    If the Executive incurs a Permanent and total
Disability, as defined below, Yellow may terminate the Executive's employment by giving him written notice of termination at least 30 days before the date of such termination. In the event of such termination of the Executive's employment because of Permanent and Total Disability, (i) the Executive shall be entitled to receive his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any benefit plan or program of Yellow as of the date of such termination of employment at the normal time for payment of such salary, compensation or benefits, and any amounts owing under Section 4(g), and
(ii) all outstanding stock options held by the Executive at the time of his termination of employment shall become immediately exercisable at that time, and the Executive shall have one year


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
                                      -10-


from the date of such termination of employment to exercise any or all of such outstanding options (but not beyond the term of such option). For purposes of this Agreement, the Executive shall be considered to have incurred a Permanent and Total Disability if he is unable to engage in any substantial gainful employment by reason of any materially determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The existence of such Permanent and Total Disability shall be evidenced by such medical certification as the Secretary of Yellow shall require and shall be subject to the approval of the Compensation Committee or the Board of Directors of Yellow.

     (c) Without Cause. Yellow may terminate the Executive's employment at any time and for any reason, other than for Cause or because of Permanent and Total Disability, by giving him a written notice of termination to that effect at least 30 days before the date of termination. In the event of such termination of the Executive's employment without Cause, the Executive shall be entitled to the benefits described in Section 8.

     6.   Termination of Employment by the Executive.

     (a) Good Reason. The Executive may terminate his employment for Good Reason by giving Yellow a written notice of termination at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive's termination of his employment for Good Reason, the Executive shall be entitled to the benefits described in Section 8. For purposes of this Agreement, Good Reason shall mean the failure of Yellow in any material way either (i) to pay or provide to the Executive the compensation and benefits that he is entitled to receive pursuant to this Agreement by the later of (A) 60 days after the applicable due date or (B) 30 days after the Executive's written demand for payment, or (ii) to maintain the titles, positions and duties of the Executive commensurate with those titles and positions and as required by this Agreement except with the Executive's written consent, or (iii) Executive's receipt of notice from Yellow of the cut-off of the automatic renewal of the term of this Agreement as described in Section 2 above.

     (b) Following Change of Control of Yellow Corporation. The Executive may terminate his employment at any time within the three-month period which begins six months after a Change of Control of Yellow Corporation by giving Yellow a written notice of such termination at least 30 days before the date of termination. In the event of the Executive's termination of employment within such three-month period, the Executive shall be entitled to the benefits described in Section 8. For purposes of this Agreement, a Change of Control of Yellow Corporation shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of Yellow Corporation after the date hereof and as a result thereof becomes the beneficial owner of shares of Yellow Corporation having 20% or more of the total number of votes that may be cast for


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                                      -12-


the election of directors of Yellow; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of Yellow Corporation or any successor to Yellow Corporation. For this purpose, (i) Business Combination means any transaction which is referred to in any one or more of clauses (a) through (e) of Section 1 of Subparagraph A of Article Seventh of the Certificate of Incorporation of Yellow Corporation, and (ii) Continuing Director means a director of Yellow Corporation who meets the definition of Continuing Director contained in Section 7 of Subparagraph C of Article Seventh of the Certificate of Incorporation of Yellow Corporation.

     (c) Other. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) or (b) above, by giving Yellow a written notice of termination to that effect at least 30 days before the date of termination. In the event of the Executive's termination of his employment pursuant to this subsection (c), the Executive shall be entitled to receive (i) his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any benefit plan or program of Yellow as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any amounts owing under Section 4(g). In addition, in the event of the Executive's termination of his employment pursuant to this subsection (c), (i) all outstanding options held by the Executive at the time of


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                                      -13-


such termination which had not already become exercisable shall be forfeited, and (ii) all outstanding options held by the Executive at the time of such termination which had already become exercisable shall expire 90 days after the date of such termination (or, if earlier, upon the expiration of the term of the option). Except as provided in Section 9, the Executive shall receive no other compensation or benefits from Yellow.

     7. Termination of Employment by Death. In the event of the death of the Executive during the course of his employment hereunder, (i) the Executive's estate shall be entitled to receive his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any other benefit plan or program of Yellow as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and any amounts owing under Section 4(g), (ii) any death benefit due under the Pension Plan shall be paid to the Executive's beneficiary under the Pension Plan and any death benefit due under Section 4(e) shall be paid to the Executive's spouse as provided under Section 4(e) and (iii) all outstanding stock options held by the Executive at the time of his death shall become immediately exercisable upon his death, and the Executive's spouse or, if predeceased, the Executive's estate, shall have one year from the date of his death to exercise any or all of such outstanding options (but not beyond the term of such option).



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

                                      -14-

     8. Benefits Upon Termination Without Cause, For Good Reason, or Following Change of Control. If the Executive's employment with Yellow shall terminate (i) because of termination by Yellow pursuant to section 5(c) and not for Cause or because of Permanent and Total Disability, (ii) because of termination by the Executive for Good Reason pursuant to Section 6(a), or (iii) because of termination by the Executive within the three-month period which begins six months after a Change of Control of Yellow Corporation pursuant to Section 6(b), the Executive shall be entitled to the following:

     (a) Yellow shall pay to the Executive his base salary pursuant to Section 4(a) and, subject to the further provisions of this Section 8, any other compensation and benefits to the extent actually earned by the Executive under this Agreement or any benefit plan or program of Yellow as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

     (b) Yellow shall pay the Executive any amounts owing under Section 4(g).

     (c) Yellow shall pay to the Executive as a severance benefit an amount equal to twice the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) the target bonus payable pursuant to subsection (d) below. Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.


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
                                      -15-



     (d) Yellow shall pay to the Executive his target bonus under Yellow's target bonus plan for the fiscal year in which his termination of employment occurs as if the target had been exactly met. Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said program.

     (e) The Executive shall become 100% vested in all benefits accrued to the date of termination of his employment but not previously paid under the supplemental retirement benefits pursuant to Section 4(e), and Yellow's nonqualified defined contribution plans. Payment of benefits under such plans, and under the Pension Plan and Yellow's qualified defined contribution plans, shall be made at the time and in the manner determined under the applicable plan.

     (f) During the period of 24 months beginning on the date of the Executive's termination of employment, the Executive (and, if applicable under the applicable plan or program, his spouse) shall remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment as if he had remained in employment for such period, provided, however, that there shall be excluded for this purpose any plan or program providing payment for time not worked (including without limitation holiday, vacation, and long- and short-term disability). In the event that the Executive's participation in any such employee benefit plan or program is barred, Yellow shall


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                                      -16-



arrange to provide the Executive with substantially similar benefits. Any medical insurance coverage for such two-year period pursuant to this subsection
(f) shall become secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program.

     (g) All outstanding stock options held by the Executive at the time of termination of his employment shall become fully exercisable upon such termination of employment and may be exercised for the balance of the term of such option.

     (h) If any payment or benefit received by or in respect of the Executive under this Agreement or any other plan, arrangement or agreement with Yellow (determined without regard to any additional payments required under this subsection (h) and Appendix B of this Agreement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), Yellow shall pay to the Executive with respect to such Payment at the time specified in Appendix B an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive from the Payment and the Gross-up Payment, after reduction for any

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                                      -17-



Excise Tax upon the payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix B.

     9. Entitlement to Other Benefits. Except as provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive may have pursuant to any other plan or program of Yellow.

     10. Relocation Benefits. Yellow shall pay all reasonable costs of relocation of the Executive and his family to the Kansas City area, provided, however, that Yellow shall pay for temporary housing up to a maximum of $2,500 per month until the earlier of (i) the Executive's permanent relocation to the Kansas City area or (ii) the sale of the Executive's current residence in Miami. In addition, Yellow shall pay to the Executive an additional amount (the "Gross-up Relocation Payment") such that the net amount retained by the Executive from the amount payable pursuant to this Section 10 determined without regard to this sentence (the "Relocation Payment") and the Gross-Up Relocation Payment, after reduction for any Federal, state and local income and employment tax on the Relocation Payment and the Gross-Up Relocation Payment, shall be equal to the Relocation Payment. For purposes of determining the Gross-Up Relocation Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up


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                                      -18-


Relocation Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of the Executive's residence or employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In addition, for purposes of determining the amount of the Gross-Up Relocation Payment, Yellow shall make a determination of the amount of any employment taxes required to be paid on the Gross-Up Relocation Payment.

     11. Arbitration.

     (a) Arbitration of Disputes. Any dispute between the parties hereto arising out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by arbitration in Overland Park, Kansas, in accordance with the rules then in effect of the American Arbitration Association ("AAA"), Arbitration shall be the exclusive remedy for any such dispute except only as to failure to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn,


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                                      -19-


strike one arbitrator from the list, Yellow having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The parties shall have the opportunity to conduct reasonable discovery as determined by the arbitrator, and the arbitration hearing shall be conducted within 30 to 60 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available or as otherwise set by the arbitrator.

     (b) Indemnification. If arbitration occurs as provided for herein and the Executive is awarded more than Yellow has asserted is due him or otherwise substantially prevails therein, Yellow shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such arbitration and hereby agrees to pay interest on any money award obtained by the Executive from the date payment should have been made until the date payment is made, calculated at the prime interest rate of Boatmen's First National Bank of Kansas City, N.A., Kansas City, Missouri, in effect from time to time from the date that payment(s) to him should have been made under this Agreement. If the Executive enforces the arbitration award in court, Yellow shall reimburse the Executive for his reasonable attorneys' fees, costs and disbursements incurred in such enforcement.

     12. Confidential Information. The Executive shall retain in confidence any confidential information known to him concerning Yellow, its parent, subsidiaries, and their respective businesses until such information is




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                                      -20-



publicly disclosed. This provision shall survive the termination of the Executive's employment for any reason under this Agreement.

     13. Indemnification under Bylaws. Yellow shall provide the Executive with rights to indemnification by Yellow that are no less favorable to the Executive than those set forth in Yellow's Bylaws as in effect as of the Effective Date.

     14. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and Yellow and any successor of Yellow, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

     15. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     16. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of the Executive and to its principal executive offices in



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                                      -21-



the case of Yellow. Either party may by giving written notice to the other party in accordance with this Section 16 change the address at which it is to receive notices hereunder.

     17. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Kansas.

     18. Changes to Agreement. This Agreement may not be changed orally but only in a writing, signed by the party against whom enforcement is sought.

     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 6th day of September, 1996.


EXECUTIVE:                                      YELLOW FREIGHT SYSTEMS, INC.


/s/ WILLIAM D. ZOLLARS
------------------------                        By: /s/ D. L. HORNBECK
William D. Zollars                                  ----------------------------
                                                    Vice President & Secretary


                                                ATTEST:


                                                By: /s/ RONALD E. SULLIVAN
                                                   -----------------------------
                                                   Assistant Secretary


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
                                   Appendix A

                        Supplemental Retirement Benefits

     The following provisions shall be applicable with respect to the supplemental retirement benefits described in Section 4(e) of this Agreement.

1.   Benefit Calculation

     For purposes of calculating the supplemental retirement benefits, the following assumptions shall be utilized.

     (a) "Credited Service", shall be assumed to be twenty (20) years for periods of employment prior to five (5) years of employment measured from the Effective Date, plus actual Credited Service, if any, for periods of employment after five (5) years of employment measured from the Effective Date. For example, after six years of employment the Executive's Credited Service shall equal 21 years.

     (b) If the Executive is employed by Yellow for less than five (5) years, "Average Final Compensation" shall be calculated as the average "base wage" as so defined in Section 2.1(h)(2) of the Plan for actual number of years of employment, with partial years annualized;

     (c) Any vested accrued benefit which the Executive is paid under the Pension Plan, shall reduce any supplement retirement benefits payable under this Agreement; and

     (d) The defined terms used in this Appendix A and in Section 4(e) of this Agreement shall have the meanings provided in the Yellow Freight office, clerical, Sales and Supervisory Personnel Pension Plan as restated as of January 1, 1989 and as amended by Amendment No. 1 dated July 15, 1992, by Amendment No. 2 dated December 28, 1994, all as in existence as of the Effective Date of this Agreement (collectively the "Pension Plan") unless another meaning is expressly provided in this Agreement and Appendix or unless the Executive and Yellow agree in writing to apply any subsequent amendments, revisions, interpretations or restatements of the Pension Plan.

2.   Vesting

     Notwithstanding the vesting provisions of Section 4(e), the Executive shall become 100% vested in the supplemental retirement benefits provided under that subsection and this Appendix upon the termination of his employment for any of the following reasons:

     (a) Termination by Yellow without "Cause",

     (b) Termination by the Executive for "Good Reason", or

     (c) The Executive's resignation within the three month period which begins six months after a "Change of Control" of Yellow Corporation.

     "Cause", "Good Reason", and "Change of Control", shall have the respective meanings as defined in Section 5, 6(a) and 6(b) of this Agreement.

3.   Taxability of Benefit

     The Executive and Yellow understand and agree that for federal tax purposes, all supplemental retirement benefits paid under this agreement to the Executive or his spouse shall be treated as ordinary income under the applicable provisions of the Internal Revenue Code of 1986, as amended, and are subject to any taxes required to be withheld by federal, state or local law; provided that the Executive shall have the right to determine the timing of any withholding within the parameters permitted under the Code and under any Regulations or proposed Regulations under Code Section 3121(v) or any successor thereto.

4.   Nonassignability

     The supplemental retirement benefits payable under this Agreement, and any and all rights thereto, shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntarily or involuntarily. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any rights to benefits payable hereunder shall be void.

                                   Appendix B

                               Gross-up Payments


     The following provisions shall be applicable with respect to the Gross-Up Payments described in Section 8(h) of this Agreement.

     (a) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments received or to be received shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of tax counsel selected by Yellow, the Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or excess parachute payments (as determined after application of Section 280G(b)(4)(B) of the Code), and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by independent auditors selected by Yellow in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of the Executive's residence or employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In addition, for purposes of determining the amount of the Gross-Up Payment, Yellow shall make a determination of the amount of any employment taxes required to be paid on the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay Yellow, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and Federal and state and local income and employment tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income or employment tax deduction), plus interest on the amount of such repayment at the Federal short-term rate as defined in Section 1274(d)(1)(C)(i) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payments the existence or amount of which cannot be determined at the time of the Gross-up Payment), Yellow shall make an additional gross-up payment in respect of such excess (plus any interest, penalties or additions payable with respect to such excess) at the time that the amount of such excess is finally determined. Notwithstanding the foregoing, Yellow shall withhold from any payment due to the Executive the amount required by law to be so withheld under Federal, state or local wage or employment tax withholding requirements or otherwise (including without limitation Section 4999 of the Code), and shall pay over to the appropriate government authorities the amount so withheld.

                   (b) The Gross-up Payment with respect to a Payment shall be paid not later than the thirtieth day following the date of the Payment; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, Yellow shall pay to the Executive on such date an estimate, as determined in good faith by Yellow, of the amount of such payments and shall pay the remainder of such payments (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Yellow to the Executive, payable on the fifth day after demand by Yellow (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code). At the time that payments are made under Section 8(h) and this Appendix A, Yellow shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice Yellow has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).